EXHIBIT 10.8

FARMOUT AND PARTICIPATION AGREEMENT

FARMOR: INNEX California, Inc., 5240 Tennyson Parkway, Suite 224, Plano, Texas 75024.

FARMEE: Brasada Resources LLC, P.O. Box 2701, Bakersfield, California 93303.

NAME OF AREA/PROSPECT: Eel River Project incorporating the Grizzly Bluff Field and Grizzly Bear Area, Eel River Basin, Humboldt County, California.

This Farmout and Participation Agreement (“Agreement”) is between Farmer and Farmee, and shall be effective as of the date it is executed by Farmee as provided in Section 10.

1.  EXHIBITS.

The following exhibits are attached hereto and shall be considered part of this Agreement:

Exhibit A:  General Terms and Conditions which shall apply to this Agreement unless they are in conflict with the terms and conditions provided in the body of this Agreement.

Exhibit B-1:  Descriptions of lands covered by this Agreement (“Farmout Lands”).

Exhibit B-2:  Lease Schedule describing the oil and gas leases subject to this Agreement.

Exhibit B-3: Outstanding Requests-Lease Due Diligence.

Exhibit C:  Operating Agreement.

Exhibit D: Existing Defined Prospects.

Exhibit E:  Letter of Intent.

Exhibit F:  Declaration of Farmout and Participation Agreement and Operating Agreement.

2.  PHASE I.

2.1   PHASE I EARNING WELLS.

(a)  Well Specifications. Subject to rig availability, Farmee shall pay 100% of the costs to drill and complete to the pipeline connection, if a well is completed as a producer of oil and/or gas in paying quantities, or to drill and abandon, if a well is not completed as a producer of oil and/or gas in paying quantities, two wells (“Phase I Earning Wells”), strictly in compliance with the following well specifications:

(i)  Location: Within the Grizzly Bear Area of Mutual Interest (“Grizzly Bear AMP), as shown on Attachment 2 to Exhibit A to the Operating Agreement, with both wells to be at locations mutually agreed to between Farmor and Farmee. Notwithstanding paragraph 3.2 of Exhibit A (General Terms and Conditions), or otherwise, the “drilling unit” for any Anderson zone wells referenced in section 4 of the Settlement Agreement, General Release and Amendment to Joint Operating Agreement among Forexco, Inc., John M. Stafford, INNEX Energy, LLC, Ammonite Corporation and Independence Energy, LLC dated July 1, 2004 (“Settlement Agreement”) shall be limited to said zone insofar as it is within an 800 foot radius from such well bore completion. For any other well, the “drilling unit” shall be 160 acres (as nearly as practical in the shape of a square) and centered on the deepest producing zone in the well, with the well located as nearly as practicable in the center thereof, or in the event the well is not completed as a producer of oil and/or gas in paying quantities, 40 acres around bottom hole.

(ii)  Spudding Deadline: Not applicable.

(iii)  Required Depths: A well to 4,500 feet (Anderson zone), and a well to 5,700 feet or deep enough to test the Lower Rio Dell 15 sand.

(iv)  Setting Casing/Plugging Deadline: June 30, 2006.

2.2   OTHER PHASE I OBLIGATIONS.

(a)  Environmental and Permitting Costs. Farmee shall pay 100% of the cost of obtaining an environmental impact report and a project development permit and any other related costs and fees (“EIR and Permit Costs”).

(b)  2D Seismic Costs. In the event of any purchase of 2D seismic data, Farmee will pay 100% of the costs of acquisition and reprocessing of existing 2D seismic data (the “2D Seismic Costs”).

(c)  Lease Costs. Farmee shall pay 100% of the costs to maintain Farmor’s existing leases, as shown on Exhibit B-2 to this Agreement, from the effective date of this agreement, and to acquire an additional 1,000 leasehold acres in the Eel River Basin Area of Mutual Interest (“Eel River Basin AMI”), as defined in Article XVI.E. of the Operating Agreement, within the Grizzly Bear AMI or other defined prospects, as shown on Exhibit D to this Agreement (collectively, “Lease Maintenance and Acquisition Costs”). Farmee shall be entitled to recover, from 75% of oil and gas revenues resulting from the working interest production allocable to Farmor from the Phase I Earning Wells and any wells drilled subsequent to the Phase I Earning Wells, 125% of the portion attributable to Farmor’s working interest of the Lease Maintenance and Acquisition Costs, the 2D Seismic Costs and the EIR and Permit Costs, provided that any such recoveries that would otherwise be allocated to the recovery of the 3D Seismic Costs, pursuant to Section 3.2(a), shall not be allocated to the recovery of the Lease Maintenance and Acquisition Costs and the EIR and Permit Costs, but shall instead be allocated entirely to the recovery of the 3D Seismic Costs. After Farmee bas recovered 125% of the portion attributable to Farmor’s working interest of the Lease Maintenance and Acquisition Costs, the 2D Seismic Costs and the EIR and Permit Costs, Farmee shall assign to Farmer (i) an undivided 25% of its working interest in all leases acquired by Fannies within the Grizzly Bear AMI or (ii) an undivided 30% of its working interest in all leases acquired by Farmee outside the Grizzly Bear AMI, pursuant to this Section 2.2(c). The burdens on the leases included in such assignment shall be no greater than the lessor royalties specified in such leases plus an overriding royalty interest to Farmer on such leases equal to the Retained ORRI as defined in Section 5.3. If the leasehold acreage is not acquired, the rights to the defined prospects outside the Grizzly Bear AMI shall revert to Farmer, unless the failure to acquire such acreage is the result of an event of force majeure, defined as a condition beyond a party’s control such as, but not limited to, war, strikes, fires, floods, acts of God, governmental restrictions, and/or any other cause beyond the reasonable control of a party. In the event that Farmee either (i) fails to fulfill its obligations under Section 2.1 and 2.2 or (ii) elects not to drill or fails to drill the Phase II Earning Well as provided in Section 3.1, Fanner shall have the right to acquire all of Farmee’s rights, title and interests in the Farmout Lands and in all additional leasehold acres acquired by Farmee in the Eel River Basin AMI, excluding leasehold acres, if any, assigned to Farmee pursuant to the drillsite acreage assignment described in Section 2.3(b) (collectively, the “Farmee Acreage”), in exchange for a cash payment equal to Farmee’s actual costs (including lease rentals and brokerage costs) of acquiring the Farmee Acreage. If Farmer elects to acquire the Farmee Acreage on these terms, Farmer’s obligation pertaining to any unrecovered Lease Maintenance and Acquisition Costs, 2D Seismic Costs and EIR and Permit Costs shall be canceled, and Farmee shall make an assignment to Farmor of the Farmee Acreage, subject to reserving an overriding royalty interest to Farmee equal to 1% of 8/8ths in all oil, gas, casinghead gas, condensate and other hydrocarbons that are or may be produced from any wells drilled on such acreage.

2.3   PHASE I ASSIGNMENTS.

(a)  Earned Assignment. As soon as practicable after Farmer is satisfied that Farmee has complied with all of its obligations under this Agreement with regard to the Phase I Earning Wells, including the well specifications provided in Section 2.1(a), and has reached total depth in the second Phase I Earning Well, but regardless of whether a Phase I Earning Well is completed as a producer of oil and/or gas in paying quantities or is plugged and abandoned as a dry hole, Farmer shall deliver to Farmee a drill site acreage assignment as described in Section 2.3(b).

(b)  Drill Site Acreage Assignment. If a drill site acreage assignment is earned, such assignment shall cover an undivided 75% of Farmer’s rights, title and interests (excluding any overriding royalty interests held by Farmer) in the Farmout Lands, subject to the reserved overriding royalty interest described in Section 5, and subject to the following area and/or depth limitations:

(i)  Area: Limited to the “drilling units” for each Phase I Earning Well as defined in paragraph 3.2 of Exhibit A.

(ii)  Depth: Limited to the interval between the surface of the ground and the stratigraphic equivalent of the total depth drilled in the deepest Phase I Earning Well.

3.   PHASE II.

3.1   PHASE II EARNING WELL.

(a)  Farmee’s Option. If the Farmee fulfills its Phase I obligations under Section 2, Farmee shall have the option, but not the obligation, to drill a “Phase II Earning Well.”

(b)  Well Specifications. Subject to rig availability, Farmee shall pay 100% of the costs to drill and complete to the pipeline connection, if a well is completed as a producer of oil and/or gas in paying quantities, or to drill and abandon, if a well is not completed as a producer of oil and/or gas in paying quantities, the Phase II Earning Well strictly in compliance with the following well specifications:

(i)  Location: Within the Grizzly Bear AMI as shown on Attachment 2 to Exhibit A to the Operating Agreement, at a location mutually agreed to between Farmor and Farmee. Notwithstanding paragraph 3.2 of Exhibit A (General Terms and Conditions), or otherwise, the “drilling unit” for any Anderson zone wells referenced in section 4 of the Settlement Agreement shall be limited to said zone insofar as it is within an 800 foot radius from the well bore completion. For any other well, the “drilling unit” shall be 160 acres (as nearly as practical in the shape of a square) and centered on the deepest producing zone in the well, with the well located as nearly as practicable in the center thereof, or in the event the well is not completed as a producer of oil and/or gas in paying quantities, 40 acres around bottom hole.

(ii)  Spudding Deadline: December 31, 2006.

(iii)  Required Depth: At Farmee’s sole option, either (1) 4,500 feet (Anderson zone) or (2) 5,700 feet or deep enough to test the Lower Rio Dell 15 sand.

(iv)  Completion/Plugging Deadline: Not applicable.

3.2   OTHER PHASE II OBLIGATIONS.

(a)  3D Seismic Survey. Farmee shall pay 100% of the costs of permitting, acquiring and processing one version of a 3D seismic survey covering, subject to permit approvals, not less than 15 square miles in the Eel River Basin AMI during 2006 (“3D Seismic Costs”). Farmee shall be responsible for 75% of all seismic interpretation costs and any seismic reprocessing costs (“Post Seismic Costs”), and partner shall be responsible for 25% of Post Seismic Costs. Farmee shall be entitled to recover, from 75% of oil and gas revenues resulting from production allocable to Farmer from the Phase II Earning Well and my wells drilled subsequent to the Phase II Earning Well, 31.25% (125% of 25%) of the 3D Seismic Costs. Farmee shall upon acquisition grant to Farmer a license to the 3D seismic data set acquired by Farmee pursuant to this Section 3.2(a), and after the point in time when Farmee has recovered 31.25% of the 3D Seismic Costs (“3D Payout”), Farmer shall thereafter own a 25% interest in said seismic data set. During the period prior to the 3D Payout, Farmer shall have a license to use the 3D seismic data set for the mutual benefit of the joint venture contemplated by this Agreement, but Farmer shall have no other rights regarding such data, including, without limitation, no right to license or sell such data to a third party. Any sale or transfer of any of the 3D seismic data set to a third party must be approved by both Farmor and Farmee, which approval shall not be unreasonably withheld, and the third party shall be required to execute a customary confidentiality, agreement. Should Farmee sell any of the 3D seismic data prior to the 3D Payout, 25% of the proceeds from all such sales shall be credited toward Famine’s recovery of 31.25% of the 3D Seismic Costs.

3.3   PHASE II ASSIGNMENTS.

(a)  Earned Assignments. As soon as practicable after (i) Farmer is satisfied that Farmee has complied with all of its obligations under this Agreement with regard to the Phase II Earning Well, including the well specifications provided in Section 3.1(b), and has reached total depth on the Phase II Earning Well, but regardless of whether the Phase II Earning Well is completed as a producer of oil and/or gas in paying quantities or is plugged and abandoned as a dry hole, and (ii) Farmor and Farmee have received a fully processed version of the 3D seismic survey described in Section 3.2, partner shall deliver to Farmee a drill site acreage assignment as described in Section 3.3(b) and an additional acreage assignment as described in Section 3.3(c).

(b)  Drill Site Acreage Assignment. If a drill site acreage assignment is earned under Section 3.3(a), such assignment shall cover an undivided 75% of Farmor’s rights, title and interests (excluding any overriding royalty interests held by Farmer) in the Farmout Lands, subject to the reserved overriding royalty interest described in Section 5, and subject to the following area and/or depth limitations:

(i)  Area: Limited to the “drilling unit” for the Phase II Earning Well as defined in paragraph 3.2 of Exhibit A.

(ii)  Depth: Limited to the interval between the surface of the ground down to the base of the Lower Rio Dell (“LRD”) formation, defined as the equivalent of the shale at a measured depth of 5,700 feet in the Standard Vicenus #1 well.

(c)  Additional Acreage Assignment. If an additional acreage assignment is earned under Section 3.3(a), the assignment shall cover an undivided 75% of Farmor’s rights, title and interests (excluding any overriding royalty interests held by Partner) in the Farmout Lands not covered by the drill site acreage assignments described in Sections 2.3(b) and 3.3(b), subject to the following area and/or depth limitations:

(i)  Area: No area limitation.

(ii)  Depth: Limited to the interval between the surface of the ground down to the base of the LRD formation. If the Lower LRD formation, defined as the section below 5,800 feet down to 6,500 feet in the Standard Vicenus #1 well, is penetrated by the deepest of the Phase I Earning Wells and the Phase II Earning Well, then the assignment will be for depths from the surface of the ground down to the stratigraphic equivalent of 6,500 feet in the Standard Vicenus #1 well.

Said assignment shall include language to change the depth limitation of the leases previously assigned in Sections 2.3 and 3.3(b), if applicable.

4.   PHASE III.

4.1   PHASE III EARNING WELL.

(a)  Farmee’s Option. If the Farmee fulfills its Phase II obligations under Section 3, Farmee shall have the option, but not the obligation, to drill a “Phase III Earning Well.”

(b)  Well Specifications. Farmee shall pay 100% of the costs to drill and complete to the pipeline connection, if a well is completed as a producer of oil and/or gas in paying quantities, or to drill and abandon, if a well is not completed as a producer of oil and/or gas in paying quantities, the Phase III Earning Well strictly in compliance with the following well specifications:

(i)  Location: Within the Grizzly Bear AMI as shown on Attachment 2 to Exhibit A to the Operating Agreement, at a location proposed by Farmee.

(ii)  Spudding Deadline: One year following the date that Farmee is presented with a final processed version of the 3D seismic survey described in Section 3.2(a).

(iii)  Required Depth: Deep enough to test the Eel River, Pullen and Bear River formations.

(iv)  Completion/Plugging Deadline: Not applicable.

(c)  Completion Attempts in Shallower Zones. Should tests of the Eel River, Pullen or Bear River formations prove to be unsuccessful and the Farmor and Farmee elect to attempt to complete the well in any shallower zones, Farmor shall make an election to participate or not participate under Article VI of the Operating Agreement. In the event that Farmor elects to participate, it shall pay its 25% share of the costs of drilling the well to a depth of 100 feet below the lowest completion zone (or zone where a liner is placed for the purposes of production). Farmor agrees to pay such costs in the form of a cash call prior to the completion attempt(s). Farmor shall also be responsible for its 25% share of the completion costs of the well in such shallower zones.

4.2   PHASE III ASSIGNMENTS.

(a)  Earned Assignments. As soon as practicable after Farmer is satisfied that Farmee has complied with all of its obligations under this Agreement with regard to the Phase III Earning Well, including the well specifications provided in Section 4.1(b), and has reached total depth on the Phase III Earning Well, but regardless of whether the Phase III Earning Well is completed as a producer of oil and/or gas in paying quantities or is plugged and abandoned as a dry hole, Farmer shall deliver to Farmee an additional acreage assignment as described in Section 4.2(b).

(b)  Additional Acreage Assignment. If an additional acreage assignment is earned under Section 4.2(a), such assignment shall cover an undivided 75% of Farmor’s rights, title and interests (excluding any overriding royalty interests held by Farmer) in the Farmout Lands not covered by the acreage assignments described in Sections 2.3(b), 3.3(b) and 3.3(c), subject to the following area and/or depth limitations:

(i)  Area: No area limitation.

(ii)  Depth: No depth limitation.

Said assignment shall include language to change the depth limitation of the leases previously assigned in Sections 2.3 and 3.3, if applicable.

5.   RESERVED OVERRIDING ROYALTY INTERESTS.

5.1  Drill Site Acreage Assignments. In each Drill Site Acreage Assignment by Farmor, Farmer shall reserve an overriding royalty interest equal to the following percentage of 8/8ths in all oil, gas, casinghead gas, condensate and other hydrocarbons that are or may be produced from the appropriate Earning Well. Such percentage shall be equal to the amount by which 25%, reduced in proportion to the assigned interest, exceeds the sum of all royalties, overriding royalties and other payments which burden the assigned interest at the time the Drill Site Acreage Assignment is made.

5.2  Additional Acreage Assignments. In each Additional Acreage Assignment by Farmer, Farmor shall reserve an overriding royalty interest equal to the following percentage of 8/8ths in all oil, gas, casinghead gas, condensate and other hydrocarbons that are or may be produced from any wells drilled on such acreage. Such percentage shall be equal to the amount by which 21%, reduced in proportion to the assigned interest, exceeds the sum of all royalties, overriding royalties and other payments which burden the assigned interest at the time the Additional Acreage Assignment is made.

5.3  Retained Overriding Royalty Interest. As to the leases acquired by Farmee and the assignment of interest therein to Farmer pursuant to Section 2.2(b), Farmer shall receive an overriding royalty interest (“Retained ORRI”) which is equal to the following percentage of 8/8ths in all oil, gas, casinghead gas, condensate and other hydrocarbons that are or may be produced from any wells drilled on such acreage. Such percentage shall be equal to (a) 1% plus (b) the product of 50% multiplied by (c) 100% less the lessor royalties specified in the leases less 80%; provided that the Retained ORRI shall never be less than 1%. By way of example only, the following is a calculation of the Retained ORRI, assuming the lessor royalties specified in the leases are equal to 16.667%. The Retained ORRI would be equal to 1% + 50% x (100%-16.667%-80%) = 2.667%. In this example, the net revenue interest to the Farmee in the leases is 80.666%.

6.   OPERATING AGREEMENT.

The Operating Agreement attached as Exhibit C to this Agreement shall be executed and become effective at the time this Agreement is executed. The Operating Agreement shall govern all operations on jointly owned Farmout Lands, but shall be subject to this Agreement. If there is any conflict between the Operating Agreement and this Agreement this Agreement shall govern and control.

7.   OTHER PROVISIONS.

7.1  Delay Rentals. As provided in Section 2.2(b), Farmee shall be responsible (either by paying directly to the lessor or reimbursing Farmer) for any and all delay rentals required to maintain in effect the lease(s) included in the Farmout Lands until Femme; has met its obligations under Phases I, II and III. From that point forward, Farmor shall be responsible for its working interest share of such costs. Farmee shall not be liable to Farmor for any loss resulting from a good faith effort to make such payments.

7.2  Other Operations in the Eel River Basin AMI. Except as otherwise provided herein, Farmee and Farmer shall share the costs of all other operations in the Eel River Basin AMI in proportion to their respective working interest shares. Such operations include, but are not limited to, the maintenance of the non-producing leases held by Farmor (except as provided in Section 2.2(c)), the acquisition of any new leases or the renewal or extension of any existing leases (except as provided in Section 2.2(c)), the drilling of any wells not otherwise provided for herein, and the acquisition, processing, reprocessing and interpretation of any seismic data not otherwise provided for herein.

7.3  Acquisitions.

(a)  Farmee shall use commercially reasonable efforts to effect the acquisition of all or part of the interests held by Forexco, Inc. in the Grimly Bluff Field, and by Vintage Petroleum in the Tompkins Hill Field.

(b)  Should Fannies acquire all or part of the interests held by Vintage Petroleum in the Tompkins Hill Field or by Forexco, Inc. in the Grizzly Bluff Field, Farmer shall have the right, but not the obligation, to participate proportionately by paying for (i) 25% of the interest acquired by Farmee, or (ii) 25% of Farmee’s working interest in any well drilled to exclusively test reservoirs to which hydrocarbon reserves have not been attributed, provided that the well is not a Fannies obligation under the terms of the acquisition agreement(s).

7.4  New Leases. For all existing defined prospects generated outside the Grimly Bear AMI, as shown on Exhibit D to this Agreement, Farmor shall be entitled to an overriding royalty interest on new leases acquired for such prospects calculated in accordance with the formula for the Retained ORRI described in Section 5.3. Subsequent prospects defined or developed after the Parties execute this Agreement shall be jointly owned as provided in this Agreement, and no party shall be entitled to an overriding royalty interest. The working interest for all new leases outside the Grizzly Bear AMI shall be 70% for Farmee and 30% for Farmer.

7.5  Meetings. Partner and Farmee agree to hold quarterly meetings, in person or by conference phone or video, as appropriate, within five business days of the first day of each calendar quarter m share data, discuss plans and issues regarding current and the next succeeding quarter’s activities, and to propose operations and budget requirements for the next succeeding quarter’s activities (for example a meeting on April 1 to plan and discuss requirements for the second and third quarter’s activities). Both parties shall provide each other with an agenda to be addressed in the quarterly meetings a minimum of five business days prior to the meeting. This provision does not preclude additional meetings as necessary which may be called by providing an agenda of proposed topics and upon five days’ notice to the other party or parties.

7.6  Time of the Essence. Time is of the essence in the performance of this agreement.

7.7  Lease Exceptions. Farmor acknowledges that it has not been able to provide to Farmee certain outstanding requests specified in the email memo from Kirk Bosché to Farmer dated December 20, 2005, as shown on Exhibit B-3, requested by Farmee to enable Farmee to satisfy itself as to the title, ownership and validity of certain leases listed on Exhibit B-2. Farmer and Farmee agree, if the title, ownership or validity of any such lease is subsequently determined to be materially different than as shown on Exhibit B-2, to the detriment of Farmee, that (i) they shall use their commercially reasonable efforts to agree upon a mutually acceptable modification to the terms of this Agreement to reflect the impact of any such material differences, and (ii) if Farmer and Farmee are unable to agree upon such modification of terms, such disagreement shall be subject to the provisions of Section 9.14 of Exhibit A to this Agreement.

8.   NOTICES AND WELL INFORMATION.

8.1  General. All well data, information, notices and other communications to be given hereunder shall be made in writing and shall be deemed duly given if sent by facsimile, delivered personally with receipt acknowledged; mailed by registered mail return receipt requested postage prepaid; or delivered by a recognized commercial courier to the party at the address set forth below or such other address as any party shall have designated for itself by ten (10) days’ prior notice to the other party.

Farmor:	5240 Tennyson Parkway Suite 224 Plano, Texas 75024 Telephone: 972-608-9994 Facsimile: 972-608-9996

Farmee:	P.O. Box 2701 Bakersfield, California 93303 Telephone: 661-587-3688 Facsimile: 661-587-3688

Notice is deemed to have been duly received on the day personally delivered, on the day after it is sent by facsimile, four (4) days after mailing by certified or registered mail and the day after it is received from a recognized commercial courier.

9.   AGREEMENTS AFFECTING FARMOUT LANDS.

9.1  Farmee Bound. Except as may be otherwise provided, Farmee shall be bound by any agreement which affects the Farmout Lands, as of the effective date of assignment to Farmee. Farmor shall not be liable for its good faith failure to disclose the existence or effect of any such agreement to Farmee, either in this Agreement or otherwise.

9.2  Other Agreements. Subject to the disclaimer of liability contained in Section 9.1, Farmor believes (or the parties believe), in good faith, that the only other agreements affecting any interest to be assigned to Farmee are the oil and gas leases described in Exhibit B-2 and the following agreements:

(a)  Settlement Agreement, General Release and Amendment to Joint Operating Agreement among Forexco, Inc., John M. Stafford, INNEX Energy, LLC, Ammonite Corporation and Independence Energy, LLC dated July 1, 2004 (defined in Section 2.1(a)(i));

(b)  Gas Purchase Agreement among CitiGas, LLC and INNEX Energy, LLC dated July 1, 2004;

(c)  Assignment effective as of July 2, 2004 from INNEX Energy, LLC in favor of Farmor; and

(d)  Letter of Intent dated August 23, 2005, as amended on October 20, 2005 and November 21, 2005, between affiliates of Farmee and Farmor (“LOI”), the terms of which are incorporated herein by this reference. A copy of the LOI is in the possession of Farmor and Farmee. If there is any conflict between this Agreement and the LOI, this Agreement shall govern and control.

9.3  Assignment of Other Agreements. At any time after Farmee is entitled to an earned assignment as provided in this Agreement and upon request by Farmee, Farmor shall assign to Farmee the applicable undivided interest in Farmor’s rights, title and interests in the agreements described in Section 9.2(b) and 9.2(c) herein.

10.          EXECUTION.

Duplicate originals of this Agreement are being executed. This Agreement shall be null and void, at Farmor’s option, if either (a) one of the duplicate originals of this Agreement is not executed by Farmee and returned to Farmor by January 3, 2006 or (b) Farmee fails to remit $50,000 to Farmor by January 3, 2006, representing the balance of the Project Fee owed to Farmor, as provided in Section 1a of the LOI.

Farmor, as provided in Section 1a of the LOI.

FARMOR		FARMEE

By:		By:
	Title: President		Title: Chief Financial Officer

	Date: January 3, 2006		Date: January 3, 2006